Exhibit 99.1

BIONIK Laboratories Announces Fiscal 2021 Q2 Financial Results

TORONTO & BOSTON – November 12, 2020 – BIONIK Laboratories Corp. (OTCQB: BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for its second quarter of fiscal year 2021, ending September 30, 2020.

Financial highlights for the second quarter of fiscal 2021 and recent weeks include:

●	Reported sales have increased by 3.8%, compared to the prior-year quarter.

●	Gross margins for the quarter were $222,334 or 76% on the sale of InMotion robots, Connect and Pulse, compared to $198,484 or 70% in the prior-year quarter.

●	An existing robotic device customer purchased and subscribed to InMotion Connect™ and deployed the service in 22 of its hospitals across 13 states.

●	During the COVID-19 pandemic, the Company continued to ship InMotion robots to customers in the U.S.

Corporate highlights for the second quarter of fiscal 2021 and recent weeks include:

●	Following its launch on June 25, 2020, the Company deployed InMotion Connect™, a cloud-based data analytics solution, which combines real-time robot data with deep expertise of BIONIK’s clinical specialists to partner with each clinic, promoting robot utilization, supporting clinician engagement, and enhancing patient care by providing contextual and relevant data to reach hospital clinicians and management teams when it matters the most. The Company continues to customize the solution by developing new functionalities including smart actions to improve the decision process.

●	In October 2020, the Company placed an InMotion Connect™ solution at another strategic account, for evaluation and possible sales across that account’s hospital network.

Management Commentary

Commenting on the quarter, Dr. Eric Dusseux, BIONIK’s Chief Executive Officer, said, "Following the launch of InMotion Connect™, we are seeing good traction in targeting the critical needs around improving technology adoption and utilization at each rehabilitation clinic we serve. Through this new platform, we can ensure that the state-of-the-art rehabilitation methods are effectively in use across the hospital networks. We sold and deployed, during the second quarter of fiscal year 2021, InMotion Connect™ solutions within 22 hospitals across 13 states in the U.S. and look forward to our customers’ continued and long-term use of the many solutions InMotion Connect™ offers. We have already seen the impact at many of our client sites, showing the benefit and ROI to our customers, the clinicians, the hospital management and the headquarter teams. Feedback received to-date suggests that these teams are seeing improved performance and most importantly, are now more confident in the process to increase their internal objectives and are moving to share transparently the metrics for these newly increased targets within their organization. Our R&D team is focused on continuing its work to improve the InMotion Connect™ solution, expanding the functionalities and including smart actions to better support the decision making and management process at our client’s sites. With the COVID-19 pandemic, we are continuing to operate under a modified plan to reduce costs and otherwise address the effects on our business caused by COVID-19."

BIONIK continues to expect to achieve the following milestones during fiscal year 2021:

●	Continue to expand sales channels in North America and abroad.

●	Further develop InMotion Connect™ solutions to serve clinical rehabilitation providers.

●	Work with our commercial outsourced manufacturing partner to enhance effectiveness in order to support the expected increase in product demand and introduction of new products.

●	Increase sales of data solutions, service contracts and warranties.

Financial Results:

Sales for quarter ended September 30, 2020 were $292,381, compared with $281,691 for the quarter ended September 30, 2019. The increase reflects the sale of one InMotion robot sold during the COVID-19 pandemic quarter ended September 30, 2020 compared to two InMotion robots in the prior-year quarter, and 22 InMotion Connect™ solutions, including hardware and subscriptions, following the InMotion Connect™ launch at the end of June 2020. In addition, deferred revenue, comprised of training to be provided and extended warranties, decreased to $526,250 at September 30, 2020 from $616,063 at March 31, 2020. The Company believes that extended warranties and training are important to growing parts of its business.

Gross margin for the quarter ended September 30, 2020 was $222,334, or 76%, on the sale of InMotion robots, Connect and Pulse, compared to $198,484, or 70%, for the quarter ended September 30, 2019.

The Company reported a comprehensive loss for the quarter ended September 30, 2020 of $(1,627,622), or a loss per share of $(0.32), compared with a comprehensive loss of $(3,382,684), or a loss per share of $(0.87), for the quarter ended September 30, 2019. The decrease in the loss is due to a reduction of employees by 30% between March 31, 2020 and September 30, 2020 primarily due to completion of engineering projects connected with the development of InMotion Connect™. BIONIK had cash and cash equivalents of $1,350,627 as of September 30, 2020, compared to $2,269,747 as of March 31, 2020. The Company’s working capital deficit at September 30, 2020 was $2,306,282 compared to a working capital surplus of $626,923 as of March 31, 2020. The working capital deficit at September 30, 2019 is due to convertible loans received by the Company during the six months being recorded as current liabilities rather than in equity when the loans are converted.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matthew Bretzius
FischTank PR
matt@fischtankpr.com

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets (unaudited)

(Amounts expressed in US Dollars)

	As at	As at
	September 30, 2020	March 31, 2020
	$	$ (Audited)
Assets
Current
Cash and cash equivalents	1,350,627	2,269,747
Accounts receivable	657,615	846,964
Prepaid expenses and other receivables	1,671,298	1,632,555
Inventories	890,321	1,059,462
Due from related parties	19,151	17,840
Total Current Assets	4,589,012	5,826,568
Equipment	119,913	154,144
Technology and other assets	1,402,916	1,449,924
Goodwill	11,085,984	11,085,984
Total Assets	17,197,825	18,516,620

Liabilities and Shareholders' Equity
Current
Accounts Payable	529,618	857,093
Accrued liabilities	1,616,625	1,647,656
PPP Loan	459,912	-
Convertible Loans	3,762,889	2,078,833
Deferred revenue - Contract Liabilities	526,250	616,063
Total Current Liabilities	6,895,294	5,199,645
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 (March 31, 2020 – 10,000,000) Special Voting Preferred Stock, par value $0.001; Authorized; Issued and outstanding - 1 (March 31, 2020 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000; (March 31, 2020 – 500,000,000) Issued and outstanding 5,009,151 and 117,683 Exchangeable Shares (March 31, 2020 – 5,009,151 and -117,683)
	5,126	5,126
Additional paid in capital	85,263,824	84,643,570
Deficit	(75,008,568)	(71,373,870)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	10,302,531	13,316,975
Total Liabilities and Shareholders' Equity	17,197,825	18,516,620

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

For the three and six month periods ended September 30, 2020 and 2019 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Six months ended	Three months ended	Six months ended
	September 30, 2020	September 30, 2020	September 30, 2019	September 30, 2019
	$	$	$	$
Sales	292,381	550,289	281,691	1,072,070
Cost of Sales	70,047	132,602	83,207	419,292
Gross Margin	222,334	417,687	198,484	652,778

Operating expenses
Sales and marketing	244,262	467,447	584,775	1,168,507
Research and development	410,507	763,770	886,060	1,702,583
General and administrative	858,410	1,986,920	1,199,938	2,041,631
Share-based compensation expense	212,939	620,254	638,219	925,976
Amortization	23,504	47,008	69,314	138,628
Depreciation	16,119	34,231	27,059	51,029
Total operating expenses	1,765,741	3,919,630	3,405,365	6,028,354

Other (income) expenses
Other expense	111,408	186,383	170,739	185,035
Other income	(46,178)	(83,790)	-	-
Foreign exchange	18,985	30,162	5,064	(57,283)
Total other expenses (income)	84,215	132,755	175,803	127,752
Net (loss) and comprehensive (loss) for the period	(1,627,622)	(3,634,698)	(3,382,684)	(5,503,328)

Loss per share – basic and diluted	(0.32)	(0.71)	(0.87)	(1.42)
Weighted average number of shares outstanding – basic and diluted	5,126,834	5,126,834	3,872,428	3,865,573

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows
For the six month periods ended September 30, 2020 and 2019 (unaudited)

(Amounts expressed in U.S. Dollars)

	Six months ended	Six months ended
	September 30, 2020	September 30, 2019
	$	$
Operating activities
Net loss for the period	(3,634,698)	(5,503,328)
Adjustment for items not affecting cash
Depreciation	34,231	51,029
Amortization	47,008	138,628
Interest expense	181,481	167,877
Share based compensation expense	620,254	925,976
	(2,751,724)	(4,219,818)
Changes in non-cash working capital items
Accounts receivable	189,349	1,041,848
Prepaid expenses and other receivables	(38,743)	(837,145)
Due from related parties	(1,311)	(347)
Inventories	169,141	(631,376)
Accounts payable	(327,475)	285,315
Accrued liabilities	(31,031)	(512,068)
Deferred revenue	(89,813)	122,821
Net cash (used in) operating activities	(2,881,607)	(4,750,770)
Investing activities
Acquisition of equipment	-	(91.141)
Net cash (used in) investing activities	-	(91,141)
Financing activities
Proceeds from convertible loans	1,502,575	9,070,000
Proceeds from PPP Loan	459,912	-
Repayment of term loan	-	(500,000)
Proceeds from term loan	-	500,000
Net cash provided by financing activities	1,962,487	9,070,000
Net increase in cash and cash equivalents for the period	(919,120)	4,228,089
Cash and cash equivalents, beginning of the period	2,269,747	446,779
Cash and cash equivalents, end of the period	1,350,627	4,674,868